FINE CONCENTRATES FROM 2007 NOLAN GOLD RECOVERY
RUN 30% GOLD AND 2% SILVER

OCTOBER 4, 2007 - Fairbanks, Alaska – USA - Vancouver, BC – Canada
SILVERADO - OTCBB: SLGLF / Frankfurt: SLGL / Berlin: SLGL

The 94.03 kilograms of fine concentrates recovered from our processing of over 18,000 yards of frozen gold bearing gravels, mined underground during the winter of 2006-2007 have yielded 915.06 troy ounces of gold. The fine concentrate therefore contained 30% gold, which when combined with the 2811.74 troy ounces of nugget gold recovered this year totals 3726.80 troy ounces. Also, the fine concentrates yielded 65.10 troy ounces of silver or 2.15% silver. The value received for the fine gold and silver, sold on 10/1/2007 was $668,386.79 (after smelting costs).

Total gold sales, which will include our 2811 ounces of nugget gold, will be reported in our financial statements.

This 3726.80 ounces of placer gold has yielded a great deal of additional information about the lode source of these nuggets. The gold is approximately four times the amount recovered in the prior year.

This press release was prepared by Dr. Karsten Eden, Certified Professional Geologist, who is a qualified person as defined under the standards of Canadian National Instrument policy 43-101.

About Silverado:

Silverado is an international company focused on Gold and a new environmentally friendly Fuel Technology. Silverado has gold properties located throughout Alaska, which include the 100% owned Nolan Placer Gold Mine. Silverado is also entering the construction phase of an environmentally friendly low cost strategic fuel demonstration facility. Silverado's Green Fuel will be produced from low-rank coal and processed into an environmentally friendly oil substitute. Silverado Green Fuel Inc. is a wholly owned subsidiary of its publicly traded parent, Silverado Gold Mines Ltd. For more information about Silverado Green Fuel Inc., please visit http://www.silveradogreenfuel.com/ and the parent public corporation, http://www.silverado.com/.

SILVERADO GOLD MINES LTD.
Mailing Address, 1820 - 1111 W. Georgia Street, Vancouver, B.C., V6E 4M3, CA, Toll Free: (800) 665-4646 or
(604) 689-1535, Fax: (604) 682-3519, pr@silverado.com, http://www.silverado.com
Field Address, 3180 Peger Rd, Ste 270, Fairbanks, AK, 99709-5485, USA

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.